Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion as an annex to the prospectus which forms a part of the Registration Statement on Form S-1 of Investar Holding Corporation of our report dated March 26, 2013 relating to our audit of the consolidated financial statements of First Community Holding Company and Subsidiary as of and for the years ended December 31, 2012 and 2011.

/s/ Hannis T. Bourgeois, LLP

Baton Rouge, Louisiana

May 15, 2014